Exhibit 99.1

MARINEMAX REPORTS SECOND QUARTER FISCAL 2020 RESULTS

~ Revenue Grew to $308.5 Million ~

~ Same-Store Sales Increased Over 1% ~

~ Gross Margins Expanded 110 Basis Points Driven By Higher Margin Businesses ~

~ Reports EPS of $0.23 ~

~ Aggressive Actions Result in Cash Generation and Increased Financial Flexibility ~

CLEARWATER, FL, April 23, 2020 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its fiscal second quarter ended March 31, 2020.

Revenue grew almost 2% to $308.5 million for the quarter ended March 31, 2020 from $303.6 million for the comparable quarter last year. Same-store sales for the quarter increased over 1% on top of a 12% during the same period last year. Income before taxes was $6.7 million for the quarter ended March 31, 2020, compared to $7.2 million for the same quarter last year. Net income was $5.1 million, or $0.23 per diluted share, for the quarter ended March 31, 2020 compared to net income of $5.3 million, or $0.23 per diluted share, for the comparable quarter last year.

The Company’s results for the fiscal second quarter 2020 were partially impacted by the historic global pandemic. Despite the growing impact of COVID-19 during March, the Company generated positive same-store sales in the quarter as it utilized its digital platform and promotional activity to improve traffic and sales.

For the six-months ended March 31, 2020, revenue increased over 12% to $612.6 million compared with $545.5 million for the same period last year. Same-store sales grew approximately 12% in the first half of fiscal year 2020 on top of 7% growth during the same period last year. Income before taxes rose 39% to $19.0 million for the six-months ended March 31, 2020 from $13.7 million for the same period last year. Net income for the six months ended March 31, 2020 grew 38% to $14.1 million, with earnings per diluted share rising 46% to $0.64 per diluted share, from net income of $10.2 million, or $0.44 per diluted share, for the comparable period last year.

W. Brett McGill, Chief Executive Officer and President, stated, “While we are keenly focused on managing our business to optimize cash flow, our highest priority remains with the health and safety of our employees, customers and the communities in which we operate. With most waterways open, we are committed to offering essential services to our boating communities and providing resources to get our customers and their families out on the water together, safely. Our strategy of investing in high margin businesses, best in class technology and focusing our team’s efforts on premium products and brands has served us well. Our business is further benefiting from our fully integrated CRM system and data analytics, creating a seamless experience for our customers.”

Mr. McGill continued, “With one of the strongest and lowest leveraged balance sheets in the industry, we believe we have sufficient financial flexibility and liquidity to navigate this crisis. As our cycle tested management team has demonstrated through past challenged economic times, our business model is resilient and resonates with customers. Furthermore, our balance sheet is even stronger today. Given our significant unencumbered real estate holdings, flexible leases, unleveraged inventory, cost reductions and inventory management, we are well positioned to overcome and potentially capitalize during the current situation. As COVID-19 recedes, we are confident that now more than ever, our customers will be spending more time out on the water, close to home.”

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MarineMax ended the second quarter of fiscal 2020 with $90 million of liquidity on its balance sheet, comprised of $64 million of cash and cash equivalents along with $26 million available under its floorplan financing facility. The Company’s $440 million floorplan facility had $363 million outstanding at March 31, 2020, and does not mature until October 2022. Additionally, there are no operating covenants in its floorplan facility, the Company’s leases are shorter term in nature, enhancing its flexibility and retail financing remains stable. The Company owns approximately half of its locations, which are all debt free. The Company ended March 31, 2020 with $506.9 million of inventory and with units down sequentially, as it continues to proactively work with its manufacturing partners to further align future orders as may be required.

As the COVID-19 pandemic is complex and evolving rapidly, the Company will continue to monitor ongoing developments and respond accordingly. The Company continues to comply with orders of local and state governments in all jurisdictions in which it operates.

Fiscal 2020 Guidance

As previously disclosed, the Company withdrew its prior 2020 guidance given the continued significant uncertainties related to COVID-19.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services, as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas, and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2020; the Company’s strategy of investing in high margin businesses, best in class technology and focusing the team’s efforts on premium products and brands; the Company having sufficient financial flexibility and liquidity to navigate the COVID-19 crisis; the Company’s positioning to potentially capitalize during the current situation; the Company’s confidence that as COVID-19 recedes, customers will now more than ever, spend time on the water; and the Company continuing to monitor ongoing COVID-19 pandemic developments and respond accordingly.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	Brad.Cohen@icrinc.com
	MarineMax, Inc.	Dawn Francfort
	727.531.1700	ICR, LLC
646-677-1859
Dawn.Francfort@icrinc.com

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenue	$308,475	$303,586	$612,647	$545,523
Cost of sales	229,699	229,384	453,853	407,843
Gross profit	78,776	74,202	158,794	137,680

Selling, general, and administrative expenses	69,060	63,976	133,446	118,468
Income from operations	9,716	10,226	25,348	19,212

Interest expense	3,013	3,033	6,357	5,549
Income before income tax provision	6,703	7,193	18,991	13,663

Income tax provision	1,638	1,890	4,867	3,450
Net income	$5,065	$5,303	$14,124	$10,213

Basic net income per common share	$0.24	$0.23	$0.66	$0.45

Diluted net income per common share	$0.23	$0.23	$0.64	$0.44

Weighted average number of common shares used in computing net income per common share:

Basic	21,520,215	22,836,571	21,486,995	22,807,756
Diluted	21,960,285	23,417,688	21,925,105	23,408,873

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31,	March 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,406	$63,598
Accounts receivable, net	35,814	45,505
Inventories, net	506,887	454,557
Prepaid expenses and other current assets	9,369	8,839
Total current assets	616,476	572,499

Property and equipment, net	143,168	140,883
Operating lease right-of-use assets, net	40,566	—
Goodwill and other intangible assets, net	65,139	27,485
Other long-term assets	7,755	6,391
Deferred tax assets, net	—	1,767
Total assets	$873,104	$749,025
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,259	$11,626
Customer deposits	26,794	33,330
Accrued expenses	34,634	37,098
Current operating lease liabilities	6,850	—
Short-term borrowings	362,898	297,530
Total current liabilities	446,435	379,584
Noncurrent operating lease liabilities	35,639	—
Deferred tax liabilities, net	2,821	—
Long-term liabilities	1,132	952
Total liabilities	486,027	380,536
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	27
Additional paid-in capital	273,809	267,264
Accumulated other comprehensive loss	(513)	—
Retained earnings	217,189	176,683
Treasury stock	(103,436)	(75,485)
Total stockholders’ equity	387,077	368,489
Total liabilities and stockholders’ equity	$873,104	$749,025